EXHIBIT 99(e)
ITEM 1.  LEGAL PROCEEDINGS.

            For a description of legal proceedings affecting the Company and its subsidiaries, including HL&P, reference is made to the information set forth in Item 3 of the Company's and HL&P's Annual Report on Form 10-K for the year ended December 31, 1994 (1994 Combined Form 10-K) and Notes 2, 3 and 4 to the Company's Consolidated and HL&P's Financial Statements in the Combined Form 8-K, which information, as qualified and updated by the description of developments in regulatory and litigation matters contained in Notes 2, 3 and 4 of the Notes to the Company's Consolidated and HL&P's Financial Statements included in
         Part I of this Report, is incorporated herein by reference.

            In April 1995, the government filed a notice of appeal with respect to the judgment entered in favor of the Company in its refund suit pending in the U.S. Court of Federal Claims. For additional information regarding the Company's tax case, see Item 3 to the 1994 Combined
         Form 10-K.